Filed Pursuant to Rule 424(b)(3)

Registration No. 333-267313

Prospectus Supplement No. 1

(to prospectus dated December 5, 2022)

View, Inc.

166,172,262 Shares of Class A common stock

366,666 Warrants to Purchase Class A common stock

20,305,462 Shares of Class A common stock underlying warrants

20,726,666 Shares of Class A common stock underlying options

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated December 5, 2022 (as supplemented to date, the “Prospectus”), related to: (1) the issuance by us of an aggregate of up to 41,032,128 shares of our Class A common stock, $0.0001 par value per share (the “Class A common stock”), issuable upon the exercise of Private Placement Warrants, Public Warrants, Rollover Warrants and Rollover Options (each, as defined in the Prospectus) and (2) the offer and sale, from time to time, by the selling holders identified in the Prospectus, or their permitted transferees, of up to 166,172,262 shares of Class A common stock and up to 366,666 Private Placement Warrants, with the information contained in our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 20, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A common stock and warrants are traded on the National Association of Securities Dealers Automated Quotations (“Nasdaq”) under the symbols “VIEW” and “VIEWW”, respectively. On December 20, 2022, the closing price of our Class A common stock was $1.17 per share and the closing price of our warrants was $0.07 per warrant.

Investing in our securities involves risks. See “Risk Factors” beginning on page 14 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 20, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2022 (December 15, 2022)

View, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39470	84-3235065
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 South Milpitas Blvd.

Milpitas, California, 95035

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (408) 263-9200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	VIEW	The Nasdaq Global Market
Redeemable warrants, exercisable for Class A common stock at an exercise price of $11.50 per share	VIEWW	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07	Submission of Matters to a Vote of Security Holders.

On December 15, 2022, View, Inc. (the “Company”) held its 2022 Annual Meeting of Stockholders (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders voted on the following four proposals and cast their votes as set forth below.

Proposal 1

The six director nominees named in the proxy statement for the Annual Meeting were elected, each for a term expiring at the Company’s next Annual Meeting of Stockholders or until their successors are duly elected and qualified, or until such director’s earlier death, resignation or removal, based upon the following votes:

Nominee	For	Against	Abstain	Broker Non-Votes
Toby Cosgrove	160,842,615	20,680,341	57,071	7,370,686
Rao Mulpuri	180,917,094	597,913	65,020	7,370,686
Nigel Gormly	163,490,699	1,289,218	16,800,110	7,370,686
Julie Larson-Green	163,599,486	1,177,390	16,803,151	7,370,686
Lisa Picard	179,227,970	2,294,194	57,863	7,370,686
Scott Rechler	180,099,875	1,422,267	57,885	7,370,686

Proposal 2

The proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2022 was approved based upon the following votes:

For	Against	Abstain	Broker Non-Votes
188,816,646	112,168	21,899	N/A

Proposal 3

The proposal to approve, on a non-binding advisory basis, the frequency of future stockholder advisory votes on the compensation of the Company’s named executive officers was approved based upon the following votes:

One Year	Two Years	Three Years	Abstain	Broker Non-Votes
181,030,756	17,772	456,870	74,629	7,370,686

Based on the recommendation of the board of directors of the Company and the voting results from Proposal 3, the Company will include a non-binding advisory vote regarding the compensation of the Company’s named executive officers every one year until the next required non-binding advisory vote on the frequency of future non-binding advisory votes regarding compensation of the Company’s named executive officers, which will be no later than the Company’s annual meeting of stockholders in 2028.

Proposal 4

The proposal to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers was approved based upon the following votes:

For	Against	Abstain	Broker Non-Votes
135,640,494	45,899,058	40,475	7,370,686

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIEW, INC.

Date: December 20, 2022	By:	/s/ Bill Krause
	Name:	Bill Krause
	Title:	Chief Legal Officer